                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       HAVERTY FURNITURE COMPANIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        HAVERTY FURNITURE COMPANIES, INC.
                         866 West Peachtree Street, N.W.
                           Atlanta, Georgia 30308-1123


                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 1997


TO THE STOCKHOLDERS:

         Notice is hereby given that the Annual Meeting of Stockholders of Haverty Furniture Companies, Inc., a Maryland corporation (the "Company"), will be held at 11:00 A.M., on Friday, April 25, 1997, at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland 21202, for the following purposes:

         1. To elect thirteen directors for terms of one year and until their successors are elected and qualified, four of whom shall be elected by holders of Common Stock and nine of whom shall be elected by holders of Class A Common Stock.

         2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on March 7, 1997, are entitled to notice of, and to vote at, the meeting.

         Attached to this Notice of Annual Meeting and Proxy Statement is an appendix which includes audited consolidated financial statements of the Company and accompanying notes, quarterly financial information, selected financial data, management's discussion and analysis of financial condition and results of operations, and market price and dividend information. Also enclosed is a new Summary Annual Report that features the Company's business strategies and includes financial highlights and other corporate information which you may use as a reference throughout the year.

                                    By order of the Board of Directors

                                    /s/
                                    Christine M. Jones
                                    Vice President and Secretary

Atlanta, Georgia
March 19, 1997


PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                        HAVERTY FURNITURE COMPANIES, INC.
                         866 West Peachtree Street, N.W.
                           Atlanta, Georgia 30308-1123

                         Annual Meeting of Stockholders
                                 April 25, 1997


                                 PROXY STATEMENT


                             SOLICITATION OF PROXIES

         The enclosed proxy is solicited by the Board of Directors of Haverty Furniture Companies, Inc., in connection with the Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. All shares represented by duly furnished proxies will be voted in accordance with the instructions given therein.

         Any proxy given pursuant to this solicitation may be revoked by any stockholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the stockholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR each of the matters set forth in the Notice accompanying this proxy statement. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates; however, with respect to any proposal other than the election of directors, abstentions and broker non-votes would have the effect of a vote against the proposal. All costs of this solicitation will be borne by the Company.

         Only stockholders of record at the close of business on March 7, 1997, are entitled to notice of, and to vote at, the meeting. The Summary Annual Report to Stockholders, Notice of Annual Meeting of Stockholders, this Proxy Statement and form of Proxy were first mailed to stockholders of the Company on or about March 19, 1997.

                            OUTSTANDING CAPITAL STOCK

         As of the close of business on March 7, 1997, there were outstanding and entitled to vote at the 1997 Annual Meeting of Stockholders 8,731,701 shares of the Company's $1.00 par value Common Stock and 2,933,696 shares of the Company's $1.00 par value Class A Common Stock, the Company's only outstanding classes of voting securities.

         With respect to all stockholder matters, holders of Common Stock are entitled to one vote for each share held. With respect to the election of directors, holders of Class A Common Stock are entitled to one vote for each share held; on all other matters, holders of Class A Common Stock are entitled to ten votes for each share held.

         The holders of Common Stock and Class A Common Stock vote as separate classes in the election of directors. The holders of Common Stock are entitled to elect 25% of the members of the Board of Directors, or the nearest higher whole number that is at least 25% of the total number of directors standing for election; and holders of Class A Common Stock are entitled to elect 75% of the members of the Board of Directors, or the remaining number of directors standing for election. The Common Stock carries a dividend preference over the Class A Common Stock.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following information is provided with respect to all persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Stock and/or Class A Common Stock as of March 7, 1997. Unless otherwise indicated, the person or entity shown possesses sole voting and investment powers with respect to the amounts shown.

                                                                                       Class A
                                                   Common Stock                     Common Stock
                                                   Beneficially                     Beneficially
                                                    Owned and                        Owned and
Name and Address of                                  Percent                          Percent
  Beneficial Owner                                   of Class                         of Class
-------------------------------------------------------------------------------------------------------------------------
Rawson Haverty                                           *                           752,627 (a)
    866 West Peachtree Street, N.W.                                                    25.65%
    Atlanta, Georgia  30308-1123

Clarence H. Ridley                                       *                           254,205 (b)
    191 Peachtree Street                                                                8.67%
    Atlanta, Georgia  30303

Mrs. Betty Haverty Smith                                 *                           245,589 (c)
    158 West Wesley Road, N.W.                                                          8.37%
    Atlanta, Georgia  30305

John Rhodes Haverty, M.D.                                *                           241,011
    3359 Woodhaven Road, N.W.                                                           8.22%
    Atlanta, Georgia  30305

Frank S. McGaughey, Jr.                                  *                           204,255
    3180 Lemons Ridge                                                                   6.96%
    Atlanta, Georgia  30339

The Prudential Insurance Company of America         1,071,300 (d)                       *
    751 Broad Street                                    12.27%
    Newark, New Jersey 07102-3777

Dimensional Fund Advisors, Inc.                       551,950 (e)                       *
    1299 Ocean Avenue - 11th Floor                       6.32%
    Santa Monica, California  90401

Palisade Capital Management, L.L.C.                   517,100 (f)                       *
    One Bridge Plaza, Suite 695                          5.92%
    Fort Lee, New Jersey 07024

T. Rowe Price Associates, Inc.                        450,000 (g)                       *
    100 East Pratt Street                                5.15%
    Baltimore, Maryland  21202

-------------------------------

         *        Less than 5% of outstanding shares of class.

-------------------------------

         (a) Of this amount, Mr. Haverty has sole voting and investment power with respect to 385,823 shares, sole investment power with respect to 4,662 shares, shared voting and investment power with respect to 218,767 shares, and shared voting power with respect to 143,375 shares.

         (b) Of this amount, Mr. Ridley has sole voting and investment power with respect to 191,726 shares, shared voting and investment power with respect to 1,327 shares, and sole voting power with respect to 61,152 shares.

         (c) Of this amount, Mrs. Smith has sole voting and investment power with respect to 238,229 shares and shared voting and investment power with respect to 7,360 shares.

         (d) The shares shown were reported to be held beneficially as of 12/31/96 by The Prudential Insurance Company of America in a
                  Schedule 13G filed with the Securities and Exchange Commission. The Prudential Insurance Company of America (a mutual insurance company organized under the laws of the State of New Jersey) is an Insurance Company as defined in Section 3(a)(19) of the Securities Exchange Act of 1934 and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                  Of this amount, the Prudential Insurance Company of America has sole voting and dispositive power with respect to 1,025,000 shares and shared voting and dispositive power with respect to 46,300 shares.

         (e) The shares shown were reported to be held beneficially as of 12/31/96 by Dimensional Fund Advisors, Inc. in a Schedule 13G filed with the Securities and Exchange Commission. Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of the shares shown, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                  Of the shares shown, Dimensional Fund Advisors, Inc., has sole power to dispose of or to direct disposition of 551,950 shares and sole voting power with respect to 368,450 shares. Persons who are officers of Dimensional Fund Advisors, Inc., and who also serve as officers of DFA Investment Dimensions Group, Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940, in their capacities as officers of the Fund and the Trust, vote an additional 74,900 shares owned by the Fund and an additional 108,600 shares owned by the Trust.

         (f) The shares shown were reported to be held beneficially as of 12/31/96 by Palisade Capital Management, L.L.C., in a Schedule 13G filed with the Securities and Exchange Commission. Palisade Capital Management, L.L.C., is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Palisade Capital Management, L.L.C., has sole voting and dispositive power with respect to the shares shown.

         (g) The shares shown were reported to be held beneficially as of 12/31/96 by T. Rowe Price Associates, Inc. (an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940) and T. Rowe Price Small CAP Value Fund, Inc. (an Investment Company registered under Section 8 of the Investment Company Act of 1940) in a joint filing of Schedule 13G with the Securities and Exchange Commission.

                  T. Rowe Price Associates, Inc., has sole dispositive power and
                  T. Rowe Price Small Cap Value Fund, Inc., has sole voting power with respect to the 450,000 shares shown.

                  For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. (Price Associates), is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

         The following information is provided with respect to the number of shares of the Company's Common Stock and/or Class A Common Stock beneficially owned as of March 7, 1997, by (i) two executive officers who are not directors and are named in the Summary Compensation Table and (ii) all executive officers and directors as a group. Unless otherwise indicated, the person or entity shown possesses sole voting and investment powers with respect to the amounts shown.

                                                                 Class A
                                     Common Stock              Common Stock
                                     Beneficially              Beneficially
Name or Number of                     Owned and                 Owned and
Persons in Group                       Percent                   Percent
                                       of Class                  of Class
--------------------------------------------------------------------------------------------------------------------
Dennis L. Fink                         97,899 (a)                   --
                                         1.12%

M. Tony Wilkerson                      45,432 (b)                  7,477 (c)
                                          .52%                       .25%

24 Executive Officers and           1,260,299 (d)              1,454,423 (e)
Directors as a Group                    14.43%                     49.58%

--------------------------------------------------

         (a) This amount includes unexercised options to purchase 90,172 shares.

         (b) This amount includes unexercised options to purchase 36,162 shares.

         (c) Mr. Wilkerson has sole voting and investment power with respect to 7,357 shares and shared voting and investment power with respect to 120 shares.

         (d) Of this amount, the persons included in this group have sole voting and investment power with respect to 897,319 shares, shared voting and investment power with respect to 149,238 shares, sole investment power with respect to 1,750 shares, and shared voting power with respect to 211,992 shares. This amount includes unexercised options to purchase 684,778 shares.

         (e) Of this amount, the persons included in this group have sole voting and investment power with respect to 1,006,910 shares, shared voting and investment power with respect to 238,324 shares, sole investment power with respect to 4,662 shares, sole voting power with respect to 61,152 shares, and shared voting power with respect to 143,375 shares.

                                AGENDA ITEM ONE

                             ELECTION OF DIRECTORS

         The Board of Directors is presently comprised of thirteen members. All directors of the Company are to be elected annually, with stockholders of each of the two classes of common stock voting separately by class as provided in the Articles of Incorporation. The holders of Common Stock of the Company are entitled to elect 25% of the members of the Board of Directors, or the nearest higher whole number that is at least 25% of the total number of directors standing for election; and the holders of Class A Common Stock of the Company are entitled to elect 75% of the members of the Board of Directors, or the remaining number of directors standing for election.

         The Board of Directors has nominated thirteen persons for election as directors at the 1997 Annual Meeting of Stockholders, four of whom will be elected by the holders of Common Stock and nine of whom will be elected by the holders of Class A Common Stock.

         Unless otherwise instructed, it is intended that proxies will be voted FOR the election of the thirteen nominees named below. The affirmative vote of a majority of all votes cast at the meeting by the holders of Class A Common Stock is required for the election of the nine nominees standing for election by the holders of that class. The affirmative vote of a majority of all votes cast at the meeting by the holders of Common Stock is required for the election of the four nominees standing for election by the holders of that class.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

         The names of, and certain information relating to, the nine nominees to be elected by the holders of Class A Common Stock are as follows:

                                                                                      Security Ownership
                                                                                         as of 3-7-97
                                                                                    and Percent of Class*
                                                                                ---------------------------
                                                                                                Class A
       Name and Year               Age                                           Common           Common
 First Became a Director         (3-7-97)     Principal Occupation                Stock            Stock
-----------------------------------------------------------------------------------------------------------
Rawson Haverty (a)                  76       Chairman of the Board of           268,440 (b)     752,627 (c)
   1947                                      Company since 1984;                   3.07%          25.65%
                                             President (1955-1984) and
                                             Chief Executive Officer
                                             (1955-1990)

John Rhodes Haverty, M.D.(d)        70       Retired (Former Dean,               21,010 (e)     241,011
   1974                                      College of Health Sciences,            .24%           8.22%
                                             Georgia State University)
                                             (1968-1991)

Clarence H. Ridley (f)              54       Partner of King & Spalding,         16,555 (g)     254,205 (h)
   1979                                      Attorneys, since 1977                  .19%           8.67%

Fred J. Bates                       61       Regional Manager and                47,414 (i)      39,823
   1981                                      General Manager of                     .54%           1.36%
                                             Company's Dallas, Texas,
                                             operations since 1979

                                                                                      Security Ownership
                                                                                         as of 3-7-97
                                                                                    and Percent of Class*
                                                                                ---------------------------
                                                                                                  Class A
       Name and Year               Age                                           Common           Common
 First Became a Director         (3-7-97)     Principal Occupation                Stock            Stock
-----------------------------------------------------------------------------------------------------------
John E. Slater, Jr.                 62       President and Chief Executive      126,401 (j)      15,960 (k)
   1983                                      Officer of Company since              1.45%            .54%
                                             1994; Executive Vice President
                                             (1993-1994) and Chief Operating
                                             Officer (1992-1994); Senior Vice
                                             President (1987-1993)

Lynn H. Johnston                    65       Retired; Chairman of the Board     207,323 (l)         300
   1986                                      of ING America Life Corporation       2.37%            .01%
                                             [formerly the GeorgiaUS
                                             Corporation, renamed in 1993]
                                             (1983-1994); Chairman of the Board
                                             and Chief Executive Officer of
                                             Life Insurance Company of Georgia
                                             (1983-1994)

Clarence H. Smith (m)               46       Senior Vice President and General   56,742 (n)      42,396 (o)
   1989                                      Manager, Stores, of Company since      .65%           1.45%
                                             1996; Vice President, Operations
                                             and Development (1994-1996); Vice
                                             President (1984-1994); Regional
                                             Manager and General Manager of
                                             Company's Atlanta, Georgia,
                                             operations (1986-1994)

Rawson Haverty, Jr. (p)             40       Vice President, Real Estate and     43,838 (q)      84,012 (r)
   1992                                      Insurance Divisions of Company         .50%           2.86%
                                             since 1992; Assistant Secretary
                                             (1985-1993)

Frank S. McGaughey, III             48       Partner of Powell, Goldstein,       14,860 (s)        --
   1995                                      Frazer & Murphy, Attorneys,            .17%
                                             since 1980

------------------------------

         * Unless otherwise indicated, the amounts shown in the columns represent the number of shares over which the nominee has sole voting and investment power and include, where applicable, shares subject to unexercised options.

------------------------------

         (a) Rawson Haverty is first cousin of John Rhodes Haverty, M.D., father of Rawson Haverty, Jr., and uncle of Clarence H. Ridley and Clarence H. Smith.

         (b) Of this amount, Mr. Haverty has sole voting and investment power with respect to 154,263 shares, sole investment power with respect to 1,750 shares, shared voting and investment power with respect to 78,308 shares, and shared voting power with respect to 34,119 shares. This amount includes unexercised options to purchase 98,875 shares.

         (c) Of this amount, Mr. Haverty has sole voting and investment power with respect to 385,823 shares, sole investment power with respect to 4,662 shares, shared voting and investment power with respect to 218,767 shares, and shared voting power with respect to 143,375 shares.

         (d)      John Rhodes Haverty, M.D., is first cousin of Rawson Haverty.

         (e) This amount includes unexercised options to purchase 13,500 shares.

         (f) Mr. Ridley is the nephew of Rawson Haverty and first cousin of Clarence H. Smith and Rawson Haverty, Jr.

         (g) Of this amount, Mr. Ridley has sole voting and investment power with respect to 15,228 shares and shared voting and investment power with respect to 1,327 shares. This amount includes unexercised options to purchase 13,500 shares.

         (h) Of this amount, Mr. Ridley has sole voting and investment power with respect to 191,726 shares, shared voting and investment power with respect to 1,327 shares, and sole voting power with respect to 61,152 shares.

         (i) This amount includes unexercised options to purchase 20,566 shares.

         (j) Of this amount, Mr. Slater has sole voting and investment power with respect to 86,852 shares, and shared voting and investment power with respect to 39,549 shares. This amount includes unexercised options to purchase 86,702 shares.

         (k) Of this amount, Mr. Slater has sole voting and investment power with respect to 150 shares and shared voting and investment power with respect to 15,810 shares.

         (l) Of this amount, Mr. Johnston has sole voting and investment power with respect to 29,450 shares and shared voting power with respect to 177,873 shares. This amount includes unexercised options to purchase 18,000 shares.

         (m) Clarence H. Smith is the nephew of Rawson Haverty and first cousin of Clarence H. Ridley and Rawson Haverty, Jr.

         (n) Of this amount, Mr. Smith has sole voting and investment power with respect to 56,392 shares and shared voting and investment power with respect to 350 shares. This amount includes unexercised options to purchase 39,480 shares.

         (o) Of this amount, Mr. Smith has sole voting and investment power with respect to 41,671 shares and shared voting and investment power with respect to 725 shares.

         (p) Rawson Haverty, Jr., is the son of Rawson Haverty and first cousin of Clarence H. Ridley and Clarence H. Smith.

         (q) This amount includes unexercised options to purchase 43,590 shares.

         (r) Of this amount, Mr. Haverty has sole voting and investment power with respect to 83,037 shares and shared voting and investment power with respect to 975 shares.

         (s) Of this amount, Mr. McGaughey has sole voting and investment power with respect to 6,550 shares and shared voting and investment power with respect to 8,310 shares. This amount includes unexercised options to purchase 6,000 shares.

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

         The names of, and certain information relating to, the four nominees to be elected by the holders of Common Stock are as follows:


                                                                                      Security Ownership
                                                                                         as of 3-7-97
                                                                                    and Percent of Class*
                                                                                --------------------------
                                                                                                  Class A
       Name and Year                Age                                          Common           Common
 First Became a Director          (3-7-97)    Principal Occupation                Stock            Stock
----------------------------------------------------------------------------------------------------------
William A. Parker, Jr. (a)          69       Chairman of the Board of            30,550 (b)       3,000
   1987                                      Seminole Investment Company,           .35%            .10%
                                             L.L.C., since 1994; Chairman of
                                             the Board of Cherokee Investment
                                             Co. (1978-1994)

Robert R. Woodson (c)               64       Chairman of the Board of            35,050 (d)       9,000
   1987                                      John H. Harland Company since          .40%            .31%
                                             1992; President (1984-1995);
                                             Chief Executive Officer
                                             (1990-1995)

L. Phillip Humann (e)               51       President, SunTrust Banks, Inc.,    24,050 (f)        --
   1992                                      since 1991                             .28%

John T. Glover (g)                  50       President, Post Properties, Inc.,    5,550 (h)        --
   1996                                      since 1984                             .06%

------------------------------

         * Unless otherwise indicated, the amounts shown in the columns represent the number of shares over which the nominee has sole voting and investment power and include, where applicable, shares subject to unexercised options.

------------------------------

         (a) Mr. Parker is a director of Genuine Parts Co., The Southern Company, Georgia Power Company, and Post Properties, Inc.

         (b) This amount includes unexercised options to purchase 18,000 shares.

         (c)      Mr. Woodson is a director of Allied Holdings, Inc.

         (d) This amount includes unexercised options to purchase 18,000 shares.

         (e) Mr. Humann is a director of SunTrust Banks, Inc., Coca-Cola Enterprises, Inc., and Equifax, Inc.

         (f) This amount includes unexercised options to purchase 18,000 shares.

         (g)      Mr. Glover is a director of Post Properties, Inc.

         (h) This amount includes unexercised options to purchase 3,000 shares.

BOARD COMMITTEES AND ATTENDANCE

         The Company has a standing Audit Committee composed of Robert R. Woodson, Chairman, William A. Parker, Jr., and John T. Glover. The Audit Committee, which held two meetings during fiscal 1996, performs the following functions: recommends independent certified public accountants to be engaged as auditors of the Company; approves the fees of the Company's auditors; reviews with the independent auditors the plan and results of the auditing engagement; reviews the scope and results of the Company's procedures for internal auditing; and reviews the adequacy of the Company's system of internal accounting controls.

         The Executive Committee is composed of Rawson Haverty, Chairman, John
E. Slater, Jr., Clarence H. Ridley, John Rhodes Haverty, M.D., and L. Phillip Humann. The Executive Committee held six meetings during fiscal 1996.

         The Company has no standing compensation committee; however, the Executive Committee determines salary and bonus arrangements for certain personnel. See "Report of Executive Committee on Executive Compensation."

         The Company has a Stock Option Committee, composed of non-employee directors appointed by the Board, which serves to administer the Company's qualified and non-qualified stock option plans and the employee stock purchase plan. Present members of the Stock Option Committee are John Rhodes Haverty, M.D., Chairman, William A. Parker, Jr., and Robert R. Woodson. The Stock Option Committee held one meeting during fiscal 1996.

         The Company has a standing Employee Benefits Committee composed of Lynn
H. Johnston, Chairman, Frank S. McGaughey, III, and John T. Glover. The Employee Benefits Committee serves as Administrator for all formal employee benefit plans of the Company and also oversees and gives guidance for all other employee benefit programs and policies of the Company. The Employee Benefits Committee held one meeting during fiscal 1996.

         The Company has no standing nominating or other standing committee performing similar functions.

         The Board of Directors held a total of five meetings during fiscal 1996. Each incumbent director, except John T. Glover, William A. Parker, Jr., and Clarence H. Ridley attended at least 75% of the aggregate of all meetings held by the Board of Directors and by committees of the Board on which the director served during the director's period of service.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than 10% of the outstanding Class A Common Stock or Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Class A Common Stock or Common Stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the fiscal year ended December 31, 1996, the Company's officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except as follows:

         A commercial bank, acting as Trustee of the Trust Fund of the Company's Retirement Plan and Trust, made purchases in 1996 (two in October and two in December, each for less than 1,000 shares) of the Company's two classes of common stock. Two Form 4 filings to the Securities and Exchange Commission to report such purchases of shares held beneficially by Rawson Haverty in his capacity as Chairman of the Board were inadvertently not made within the required time limit.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (hereinafter referred to as the "Named Executive Officers") for the fiscal years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                                                      Compensation
                                      --------------------------------------------
                                           Annual Compensation           Awards
                                      --------------------------------------------
                                                              Other     Securities      All
                                                              Annual    Underlying     Other
       Name and                        Salary      Bonus   Compensation  Options    Compensation
  Principal Position           Year      ($)        ($)       ($)(a)       (#)         ($)(b)
------------------------------------------------------------------------------------------------
John E. Slater, Jr             1996   $225,000   $230,000     $3,000     25,000       $3,000
    President and Chief        1995    200,000    250,000      3,000     35,000        3,000
    Executive Officer          1994    166,875    250,000(c)   3,000     20,000        3,030
    (since 4/1/94)
Dennis L. Fink                 1996    180,000    105,000       --       15,000        3,000
    Executive Vice President   1995    170,000    110,000       --       33,750        3,000
    and Chief Financial        1994    129,792    100,000       --       30,000        3,080
    Officer
M. Tony Wilkerson              1996    150,000     95,000       --       25,000        3,000
    Senior Vice President,     1995    140,000    100,000       --       10,000        3,000
    Marketing                  1994    123,333    100,000       --       20,000        3,151
Clarence H. Smith              1996    140,000     95,000      3,000     10,000        3,000
    Senior Vice President      1995    120,000     90,000      3,000     10,000        2,311
    and General Manager,       1994    100,000     75,000      3,000     17,000        2,963
    Stores
Rawson Haverty, Jr             1996    115,000     85,000      3,000     10,000        3,000
    Vice President, Real       1995    100,000     90,000      3,000     10,000        3,000
    Estate & Insurance         1994     85,000     75,000      3,000     20,000        2,596
    Divisions

-------------------------------------------

         (a) The amounts shown represent the annual retainer fees paid to those named Executive Officers who are also directors for their services on the Company's Board of Directors. For fiscal year 1996, one-half of the amount shown was paid in shares of the Company's Common Stock equal to one-half of the annual retainer fee as required by the Directors' Compensation Plan adopted by the Board of Directors and approved by stockholders in fiscal year 1996.

         (b) The amounts shown represent Company contributions to the account of the Named Executive Officer pursuant to the Company's 401(k) Plan.

         (c) Of this amount, $50,000 was awarded for services performed as Chief Operating Officer during first quarter 1994 and $200,000 was awarded for services performed as Chief Executive Officer for the remainder of fiscal year 1994.


STOCK OPTION PLANS

         The following table provides certain information concerning individual grants of stock options made under the Company's 1993 Non-Qualified Stock Option Plan during the fiscal year ended December 31, 1996, to each of the Named Executive Officers:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      Alternative
                                                                                      Grant Date
                                            Individual Grants                          Value (a)
-----------------------------------------------------------------------------------------------------
                                       % of Total                                     Grant Date
                           Number of     Options                                     Present Value
                          Securities    Granted to                                  (Using Black-
                          Underlying    Employees   Exercise or                     Scholes Option
                            Options     in Fiscal   Base Price        Expiration    Pricing Model)
Name                      Granted (#)     Year     ($ Per Share)         Date            ($)
-----------------------------------------------------------------------------------------------------
John E. Slater, Jr          25,000        4.5%         $10.75           10-4-01        $71,750

Dennis L. Fink              15,000        2.7%          10.75           10-4-01         43,050

M. Tony Wilkerson           25,000        4.5%          10.75           10-4-01         71,750

Clarence H. Smith           10,000        1.8%          10.75           10-4-01         28,700

Rawson Haverty, Jr          10,000        1.8%          10.75           10-4-01         28,700

------------------------------

         (a) The dollar amounts under this column are the result of calculations based upon the Black-Scholes pricing model and are not intended to forecast possible future appreciation of the market value of the Company's Common Stock.

                  Assumptions Used for Black-Scholes Model:
                           Grant Date:                              10/4/96
                           Risk-Free Rate (i):                          6.3%
                           Exercise Price:                           $10.75
                           Share Price on Grant Date:                $10.75
                           Volatility (ii):                              37%
                           Contractual Term (Years):                      5
                           Expected Life (Years):                         3
                           Dividend Yield:                              2.7%
                           Black-Scholes Option Value:                $2.87

                  (i) Based on US Stripped Treasury Securities with similar maturities to the expected life of the option terms.

                  (ii) Based on 166 consecutive beginning of week stock prices.

          OPTION GRANTS IN LAST FISCAL YEAR NOT IMMEDIATELY EXERCISABLE

         The terms of the 1993 Non-Qualified Stock Option Plan generally provide that options granted are immediately exercisable and are exercisable for a period of five years from the date of grant; however, due to exercise restrictions placed on certain non-qualified stock options granted to employees in fiscal year 1996, the following portions of the non-qualified stock options granted in 1996 to the Named Executive Officers were not immediately exercisable. The schedules for first exercise of those specific portions that were not immediately exercisable are as follows:

                           Options Granted in 1996 Not Immediately Exercisable
                       -----------------------------------------------------------
                                                          Number         Date When
                         Date           Exercise          of Non-         Options
                          of              Price          Qualified         First
Name                    Grant         ($ Per Share)       Options       Exercisable
-----------------------------------------------------------------------------------
M. Tony Wilkerson      10/4/96           $10.75           10,000          10/4/97
                       10/4/96            10.75            7,500          10/4/98
                       10/4/96            10.75            7,500          10/4/99



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table provides certain information concerning the exercise of stock options during the fiscal year ended December 31, 1996, by the Named Executive Officers and the fiscal year end value of unexercised options held by such persons under the Company's 1988 Incentive Stock Option Plan and 1993 Non-Qualified Stock Option Plan:


                          Options Exercised in 1996                       All Outstanding Options
                         ----------------------------------------------------------------------------------------------

                                                            Number of Securities
                              Shares         Value         Underlying Unexercised         Value of Unexercised In-the-
                            Acquired on    Realized           Options at Fiscal             Money Options at Fiscal
Name                       Exercise (#)       ($)                Year End (#)                  Year End ($) (a)
=======================================================================================================================
                                                        Exercisable    Unexercisable       Exercisable    Unexercisable
                                                        -----------    -------------       -----------    -------------
John E. Slater, Jr.            -0-          $  -0-        79,064           23,436           $20,313          $   -0-

Dennis L. Fink                 -0-             -0-        82,914           25,836            15,782              -0-

Tony Wilkerson                 -0-             -0-        34,677           41,323            52,313           20,313

Clarence H. Smith              -0-             -0-        33,573           12,427             8,125              -0-

Rawson Haverty, Jr.            -0-             -0-        40,427           14,573             8,125              -0-

------------------------------

         (a) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year end and the exercise price of the options.

RETIREMENT PLAN

         The Company maintains a tax-qualified, non-contributory defined benefit retirement plan (the "Retirement Plan"). All employees of the Company are eligible to participate upon completion of one year of service and reaching age
21. Officers are eligible to participate in the Retirement Plan, but directors are not eligible unless they are also full-time employees. Annual contributions to the Retirement Plan are made in amounts determined by the Retirement Plan's actuaries to be sufficient to fund the benefits to be paid and to meet regulatory requirements.

         The Retirement Plan provides for the payment of fixed monthly benefits upon an employee's normal retirement at age 65. Benefits may also be paid upon early retirement as provided in the Retirement Plan. Benefits upon retirement are based upon years of service (up to a maximum of 40 years for calculating such benefits) and final average earnings. "Final average earnings" means the average annual earnings for the five consecutive years in which a participant had the highest earnings during the last ten years of employment. Compensation for purposes of computing annual benefits under the Retirement Plan includes basic salary, wages, overtime pay, bonuses, commissions, amounts contributed to the 401(k) plan by the employee and other direct compensation included in the IRS Form W-2.

         The table below illustrates the estimated annual benefits payable upon retirement under the Retirement Plan to persons in specified years of service and compensation categories. The benefits shown are straight-life annuities and are based upon an assumed retirement during 1997. The compensation amounts shown are compensation in the final year of employment. For purposes of determining final average earnings, a 5% per year increase in earnings was used for prior years.

                                         Years of Service
      1996      ----------------------------------------------------------------------
  Compensation     15         20         25           30           35       40 or More
  ------------  --------   --------   --------     --------     --------    ----------
   $ 50,000     $  5,303   $  7,071   $  8,838     $ 10,606     $ 12,374     $ 14,141
    100,000       12,804     17,072     21,340       25,608       29,876       34,144
    150,000       20,305     27,073     33,841       40,609       47,378       54,146
    200,000 *     27,805     37,074     46,342       55,611       64,879       74,148
    250,000 *     35,306     47,075     58,844       70,613       82,381       94,150
    300,000 *     42,807     57,076     71,345       85,614       99,883      114,152
    350,000 *     50,308     67,077     83,847      100,616      117,385      134,154 *
    400,000 *     57,809     77,078     96,348      115,617      134,887 *    154,157 *
    450,000 *     65,310     87,079    108,849      130,619 *    152,389 *    174,159 *
    500,000 *     72,810     97,081    121,351 *    145,621 *    169,891 *    194,161 *
    550,000 *     80,311    107,082    133,852 *    160,622 *    187,393 *    214,163 *

------------------------------

                * Under existing federal laws, earnings used to calculate
                  benefits under the Retirement Plan may not exceed $150,000 for 1996 and $160,000 for 1997. Also, annual benefits under the Retirement Plan may not exceed $120,000 for 1996 and $125,000 for 1997, regardless of the benefit amount otherwise produced by the Retirement Plan formula. These limits are subject to future adjustments for cost of living increases. Annual benefits in the above table do not reflect either of these limits, and are in addition to any amounts payable from Social Security.
------------------------------

         The years of service accrued to the Named Executive Officers are as follows:

                      Employee              Years of Service Accrued as of 12/31/96
                      --------              ---------------------------------------
                  John E. Slater, Jr.                          40
                  Dennis L. Fink                                4
                  M. Tony Wilkerson                            20
                  Clarence H. Smith                            23
                  Rawson Haverty, Jr.                          13

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         On November 3, 1995, the Board of Directors adopted a non-qualified Supplemental Executive Retirement Plan (the "Plan"), effective January 1, 1996, for the benefit of those employees whose retirement benefits would otherwise be reduced by the limitation imposed by federal pension law and I.R.S. regulations on the amount of compensation that may be taken into account in computing benefits under a defined benefit retirement plan. Federal pension law and I.R.S. regulations currently prohibit providing benefits on annual compensation above $150,000 for 1996 and $160,000 for 1997. Under the provisions of the 1996 Supplemental Plan, participation in the Plan will be automatic for any employee who has pay that cannot be included in computing benefits under the Company's defined benefit Retirement Plan because it exceeds the I.R.S. limit; however, the total amount of annual retirement benefits that may be paid to an eligible participant in the Plan from all sources (Retirement Plan, Social Security and the 1996 Supplemental Plan) may not exceed $125,000. [See "Retirement Plan" (p.
13) for information on the amount of benefits which the Named Executive Officers are eligible to receive upon retirement.]

AGREEMENTS WITH EXECUTIVES REGARDING: CHANGE IN CONTROL

         On February 7, 1997, the Board of Directors approved an agreement (the "Agreement" or "Agreements") between the Company and certain executive officers of the Company, including each of the Named Executive Officers. These Agreements provide for certain cash payments and continuation of benefits in the event of a Change in Control or Potential Change in Control of the Company, as defined in the Agreement. Generally, a "Change in Control" shall be deemed to have occurred if (i) any person becomes a beneficial owner of 20% or more of the combined voting power of the Company's outstanding securities (other than Rawson Haverty, Mrs. Betty Haverty Smith, Clarence H. Ridley, John Rhodes Haverty, M.D., and Frank S. McGaughey, Jr., and their spouses, lineal descendants, heirs, administrators or representatives), or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director approved by two-thirds of the directors then in office cease for any reason to constitute a majority of the Board of Directors, or (iii) the stockholders of the Company approve a merger or statutory share exchange with any other corporation (other than a transaction which results in the Company's outstanding voting securities prior thereto continuing to represent at least 75% of the combined voting power of the Company's outstanding securities, or a transaction in which no person acquires more than 50% of the combined voting power of the Company's outstanding securities), or (iv) the shareholders of the Company approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets. Messrs. John E. Slater, Jr., Dennis L. Fink, M. Tony Wilkerson and Clarence H. Smith have entered into agreements providing for the following:

         Upon termination of the Executive's employment following a Change in Control and during the term of the Agreement, unless termination is for cause, by reason of death, disability or retirement, or by the Executive without "Good Reason" as defined in the Agreement, or if termination occurs prior to a Change in Control but following a Potential Change in Control in which the Company has entered into an agreement the consummation of which will constitute a Change in Control, the Company will:

         (a) pay to the Executive a lump sum severance payment in cash equal to the sum of (1) the higher of two times the Executive's annual base salary in effect immediately prior to the event upon which the notice of termination is based or two times the average of the Executive's annual base salary for the three years immediately prior to the event upon which the notice of termination is based, and (2) the higher of two times the amount paid to the Executive as an annual discretionary bonus in the year preceding the year in which the date of termination occurs or two times the average amount paid in the three years preceding that in which the date of termination occurs;

         (b) pay to the Executive a lump sum amount in cash equal to the sum of any annual discretionary bonus which has been allocated or awarded to the Executive for a completed fiscal year preceding the date of termination but has not yet been paid and a pro rata portion of an annual discretionary bonus for the fiscal year in which the date of termination occurs (based upon the discretionary bonus paid or awarded in the most recently completed fiscal year);

         (c) at the option of the Executive, repurchase all options held by the Executive for a lump sum amount in cash equal to the product of the spread (the value of one share of stock less the per share exercise price) times the number of shares covered by each option. The value of the stock for purposes of determining the spread shall be the higher of the current market value per share or the highest per share price paid for shares within the six months preceding or after any Change in Control;

         (d) for 24 months after the date of termination, arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the notice of termination.

         In addition, following a Change in Control and during the term of the Agreement, during any period that the Executive fails to perform full-time duties as a result of incapacity due to physical or mental illness, the Company will pay the Executive's full salary together with all compensation and benefits payable to the Executive until the Executive's employment is terminated by the Company for disability. If the Executive's employment is terminated for any reason following a Change in Control and during the term of the Agreement, the Company will pay the Executive's full salary through the date of termination together with all compensation and benefits payable through the date of termination, and will pay the Executive's normal post-termination compensation and benefits as such payments become due in accordance with the Company's retirement, insurance and other compensation or benefit plans or programs.

         Rawson Haverty, Jr., has also entered into an Agreement with the Company on identical terms and conditions described above, except that the severance payments with respect to annual base salary and bonus shall be with respect to one year's base salary and one year's annual bonus (or the average of the annual salary and the annual bonus over the previous three years, whichever is higher) as opposed to twice such amounts, and post-termination insurance benefits shall be provided for 12 months after termination as opposed to 24 months.

         The Company may reduce payments under any Agreement in accordance with provisions of the Agreement in order to insure that the total payments to an Executive will be deductible pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. The term of each Agreement commenced on January 1, 1997, and will continue in effect through December 31, 1997, renewing on January 1, 1998, and each January 1 thereafter for a period of one year unless earlier terminated under the Agreement or in the event a Change of Control occurs prior to such January 1. If a Change in Control occurs during the term of the Agreement, the Agreement will continue in effect for a period of not less than 36 months beyond the month in which the Change in Control occurred.

COMPENSATION OF DIRECTORS

         Annual retainer fees to directors, paid semi-annually each year on May 1 and November 1, total $3,000 for employee directors and $15,000 for non-employee directors. Pursuant to the Directors' Compensation Plan adopted by the Board of Directors and approved by stockholders in 1996, the semi-annual portion of the annual retainer fee to be paid on May 1 each year shall be paid in shares of the Company's $1 par value Common Stock equal to the fair market value of such stock at the close of the market on that day. At the election of the director, the remaining portion of the annual retainer fee may be paid in shares of Common Stock. In addition to the annual retainer, each non-employee director receives a fee of $600 for attendance at each Board meeting and each meeting of a Board committee on which he serves, except that a non-employee director who serves as chairman of a Board committee receives $700 for attendance at each meeting of the committee which he chairs.

         The Company maintains a Directors' Deferred Compensation Plan that permits all directors who choose participation in the Plan to defer to a future date receipt of payment of retainer fees in the form of cash or in shares of Common Stock and/or meeting fees (meeting fees being applicable only to non-employee directors) which would otherwise be paid in cash or in shares of Common Stock for their services as directors and members of committees of the Board of Directors. Under the Plan, such deferred fees (to be accrued in a director's account in the form of an equivalent number of shares of Common Stock and/or cash), plus accrued interest (at a rate determined annually by the Executive Committee in accordance with the Plan), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments on the date or dates that had been pre-determined and elected by such director upon his initial election to participate in the Plan, or in accordance with the terms of the Plan. Five directors will participate in the Plan in 1997.


         Pursuant to an automatic grant provision under the Company's 1993 Non-Qualified Stock Option Plan, the Plan authorizes that each non-employee director of the Company be granted, on a pre-determined date annually, an option to purchase 3,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of such stock on the date of grant. On October 31, 1996, options were granted to the then eight non-employee directors of the Company covering an aggregate of 24,000 shares of Common Stock at an exercise price per share of $11.25. Such options were granted to John T. Glover, John Rhodes Haverty, M.D., L. Phillip Humann, Lynn H. Johnston, Frank S. McGaughey, III, William A. Parker, Jr., Clarence H. Ridley and Robert R. Woodson.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Although the Company does not have a Compensation Committee of the Board of Directors, the Executive Committee has performed the function of determining executive officer compensation. During the fiscal year ended December 31, 1996, the Executive Committee was comprised of five members: Rawson Haverty, Chairman of the Board; John E. Slater, Jr., President and Chief Executive Officer, Clarence H. Ridley, John Rhodes Haverty, M.D., and L. Phillip Humann.

         In March 1995, SunTrust Bank, Atlanta, and the Company closed a $30-million term loan from SunTrust Bank, Atlanta, to the Company, which loan is for a term of 12 years (with an average life of 8 years). This loan bears interest at a floating rated based on LIBOR, which effectively costs the Company an average fixed rate of 8.16% per annum based on interest swap agreements with such bank. L. Phillip Humann, a director of the Company and a member of the Executive Committee of the Board of Directors, is the President of SunTrust Banks, Inc., the parent of SunTrust Banks of Georgia, Inc., and its subsidiary SunTrust Bank, Atlanta.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions" above, which describes certain business relationships between the Company and certain of its directors.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of Executive Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

             REPORT OF EXECUTIVE COMMITTEE ON EXECUTIVE COMPENSATION

         The Company has no standing compensation committee; however, the Executive Committee of the Board of Directors determines salary and bonus arrangements for all executive officers of the Company, including the Chief Executive Officer, subject to approval by the full Board. The Executive Committee is composed of Rawson Haverty, Chairman of the Board, John E. Slater, Jr., President and Chief Executive Officer, Clarence H. Ridley, John Rhodes Haverty, M.D., and L. Phillip Humann.

         Compensation of market area and regional managers consists of a base salary, which is related to the size of the metropolitan market managed, plus a bonus based on a pre-set formula related to annual profits produced in such area or region. Compensation of other officers, including executive officers and department heads (approximately 31 persons, including the five most highly compensated officers), consists of a base salary, which is related to the duties and responsibilities of the position, plus a bonus related to the profits of the Company and assessment of individual contribution. Bonuses are determined subjectively by the Executive Committee, subject to approval by the full Board of Directors.

         Based on profits before bonuses and income taxes, a pool is created for payment of executive and key-person bonuses. Determination of actual executive and key-person bonuses is made only after all area and regional manager bonuses have been computed. Total bonuses earned and paid for fiscal year 1996 to 88 individuals amounted to $2,504,000, an increase of $64,000, or 2.6%, as compared to the 1995 bonuses. Of this amount, 24.4% was paid to the five executive officers holding the five most highly compensated positions during fiscal year 1996.

         The Chief Executive Officer's compensation, as well as that of the other executive officers, is comprised of a base salary which is directly related to the responsibilities of the position and a bonus which is related primarily to the Company's performance. The principal burden of corporate management decisions is carried by a Management Committee that is appointed by the Chief Executive Officer and which is currently comprised of those executive officers holding the positions of Chief Executive Officer, Chief Financial Officer, Senior Vice President of Marketing, Senior Vice President and General Manager, Stores, and Vice President of the Real Estate and Insurance Divisions, with the Chairman of the Board serving in an advisory capacity; however, the Chief Executive Officer bears final responsibility for such management decisions. Thus, the executive officers serving as the Management Committee participate more heavily in the division of bonus awards.

         Traditionally, the compensation of the Chief Executive Officer and other executive officers has increased or decreased in relation to the profitability of the Company, as well as its market position and in light of competitive compensation levels. In 1993, corporate profits (on which bonuses were computed) increased 86.8% from the prior year, and actual net income of the Company increased 114.4%; while the bonus of the Chief Executive Officer increased a more modest 40%, and overall bonuses increased 35.3%. In 1994, corporate profits (on which bonuses were computed) increased 20.4% from the prior year, and actual net income of the Company increased 29.0%, as compared to an overall increase in bonuses of 27.1%.

         In 1995, corporate profits (on which bonuses were computed) decreased 2.8% from the prior year, and actual net income of the Company also decreased 2.8%; while actual total bonuses paid decreased 4.2% compared to the prior year. In 1996, corporate profits (on which bonuses were computed) decreased 1.6% from the prior year and net income of the Company increased .5%; while actual total bonuses paid increased 2.6% compared to the prior year.

         Based upon a review of available information on public companies reporting comparable amounts of annual gross revenues, the Executive Committee believes that the cash compensation (salary and bonus) paid to the Chief Executive Officer of the Company is moderate, as compared to the compensation of chief executive officers of other such companies.

         The Company has been in business for 112 years. Throughout its long history it has maintained employee compensation programs designed to encourage its employees to become owners of the business in which they are employed. Stock options for officers and other key employees are awarded in the discretion of the Stock Option Committee of the Board of Directors, which is comprised of non-employee directors. A non-qualified stock option plan is in place for non-employee directors; and, in 1992, an employee stock purchase plan was established for all eligible employees. As a result of this long established policy, a substantial number of shares of Company Common Stock and Class A Common Stock are held by those currently employed in the business and by former Haverty Furniture Companies, Inc., employees.

         It is the Company's intention that the compensation to be paid to its executive officers will not exceed the present maximum allowable amount for purposes of deductibility set forth in the Internal Revenue Code.


                     Executive Committee, Board of Directors


         Rawson Haverty, Chairman      John E. Slater, Jr., President and C.E.O.

Clarence H. Ridley         John Rhodes Haverty, M.D.           L. Phillip Humann

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock and Class A Common Stock against the cumulative total return of the Nasdaq Home Furnishings Stores Index and the Nasdaq U.S. Companies Index for the period of five years commencing December 31, 1991, and ending December 31, 1996.

         The Nasdaq Home Furnishings Stores Index includes the 30 active Nasdaq U.S. issues as of December 31, 1996, which carry the Standard Industrial Classification (SIC) Code of 5700-5799, defined as home furniture, furnishings and equipment stores.

         The graph below assumes that the value of the investment in the Company's Common Stock or Class A Common Stock and each index was $100 on December 31, 1991, and that all dividends were reinvested.




                   COMPARISON OF FIVE YEAR TOTAL RETURN AMONG
                        HAVERTY FURNITURE COMPANIES, INC.
                       NASDAQ HOME FURNISHINGS STORES AND
                          NASDAQ U.S. COMPANIES INDICES

$100 Value                                                1991      1992      1993      1994      1995      1996
-----------------------------------------------------------------------------------------------------------------
Haverty Furniture Companies, Inc. - Common Stock        $100.00   $168.44   $255.46   $178.63   $216.41   $182.01
Haverty Furniture Companies, Inc. - Class A Common       100.00    161.54    265.76    168.51    224.66    197.24
Nasdaq (SIC Code 57) Home Furnishings Stores Index       100.00    119.33    115.97     88.20     70.27     60.43
Nasdaq U.S. Companies Index                              100.00    116.38    133.59    130.59    184.67    227.16


Annual Return                                             1991        1992      1993      1994      1995      1996
-------------------------------------------------------------------------------------------------------------------

Haverty Furniture Companies, Inc. - Common Stock           N/A         68%       52 %     (30)%      21 %     (16)%
Haverty Furniture Companies, Inc. - Class A Common         N/A         62%       65 %     (37)%      33 %     (12)%
Nasdaq (SIC Code 57) Home Furnishings Stores Index         N/A         19%       (3)%     (24)%     (20)%      14 %
Nasdaq U.S. Companies, Index                               N/A         16%       15 %      (2)%      41 %      23 %

                              INDEPENDENT AUDITORS

         Ernst & Young were the independent auditors for the Company during the year ended December 31, 1996. The Company has been advised that no representative of Ernst & Young will be present at the Annual Meeting. Although the Board of Directors has not yet selected independent auditors for the Company for the fiscal year ended December 31, 1997, it is expected that Ernst & Young will be chosen.

               FINANCIAL STATEMENTS AND ANNUAL REPORT ON FORM 10-K

         Additional information concerning the Company, including the consolidated financial statements for the year ended December 31, 1996, is set forth in the appendix attached to this Proxy Statement. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, is available to stockholders who make a written request therefor to the Secretary of the Company, Christine M. Jones, at the offices of the Company, 866 West Peachtree Street, N.W., Atlanta, Georgia 30308-1123. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of the Company's expenses in furnishing such documents.

                            PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company, P. O. Box 54678, Civic Center Station, Atlanta, Georgia 30308-0678, no later than November 19, 1997.

                                  OTHER MATTERS

         At the date hereof, there are no other matters management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to management come before this meeting, those who shall act as proxies will vote in accordance with their judgment.

                                        By Order of the Board of Directors


                                        /s/
                                        Christine M. Jones
                                        Vice President and Secretary



March 19, 1997
Atlanta, Georgia

                                                                      APPENDIX A

                                                  MANAGEMENT'S
                                                  DISCUSSION AND ANALYSIS     F1

                                                  ------------------------------

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     This commentary should be read in conjunction with the Consolidated Financial Statements and Notes, presented on pages F-4 - F-16 of this Proxy Statement, for a full understanding of Haverty's financial position and results of operations.

     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following commentary and consolidated financial statements and notes are provided solely for the information of stockholders and of the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Haverty Furniture Companies, Inc. for its year ended December 31, 1996.

FINANCIAL HIGHLIGHTS

     The following table sets forth for the periods indicated certain items from the Company's consolidated statements of income as a percentage of net sales.

--------------------------------------------------
                          1996     1995     1994
--------------------------------------------------
Net sales                 100.0%   100.0%   100.0%
Gross profit               47.5     47.2     47.4
Credit service charges      2.9      3.1      3.2
Selling, general and
  administrative           42.1     42.4     41.7
Interest expense            3.2      2.8      2.3
Provision for doubtful
  accounts                  1.0      0.7      0.8
Other income (expense),
  net                       0.1      0.5     (0.3)
Income before income
  taxes                     4.2      4.9      5.5
Net income                  2.7      3.1      3.4
Effective tax rate         36.0%    37.3%    38.2%
==================================================

1996 COMPARED TO 1995

     Net sales for 1996 increased 15.5% from $395,470,000 to $456,800,000. This increase was attributable to a 4.9% comparable-store sales increase, a 15.1% increase in sales from stores expanded in the last year, and new stores. A store's results are included in the comparable-store sales computation in its thirteenth month of operation. There were seven new stores opened in 1995, of which four opened in the last quarter, and six stores were opened in 1996.

     Gross profit as a percent of net sales was 47.5% for 1996 as compared to 47.2% in 1995. This improvement is attributable to improved merchandising and changes in the sales mix. The LIFO charge also decreased to 0.1% of net sales in 1996 from 0.2% in 1995.

     Credit service charges declined to 2.9% of net sales in 1996 from 3.1% in 1995 as customer usage of finance promotions involving free interest periods increased. Management believes that responding to the terms of advertised financing promotions offered by many of its competitors reduces the need to emphasize off-price promotional activity and can stimulate sales. Under the Company's credit programs, retroactive interest is not charged to customers who do not completely pay off the balance during the free interest or deferred payment period unlike many competitors' credit programs.

     The amount expensed for the provision for doubtful accounts as a percent of net sales increased to 1.0% for 1996 from 0.7% in 1995. This higher level reflects the increased delinquencies and bankruptcies experienced in the consumer lending industry. During 1996, the Company consolidated its credit operations from 45 market-area locations to one corporate site. Management believes that this consolidation, while accretive to earnings in the long-term via savings in general and administrative expenses, contributed to higher delinquencies during the transition year.

     Selling, general and administrative expenses as a percent of sales decreased to 42.1% in 1996 compared with 42.4% in 1995. The reduction is primarily the result of leveraged fixed costs and reduced pre-opening costs offsetting higher depreciation charges in the 1996 period.

     Interest expense increased 0.4% as a percent of net sales due to an increase of 23.7% in average debt levels to support increased accounts receivable and capital expenditures. The impact on expense from increased debt levels was lessened by a 30 basis points decrease in the Company's effective interest rate for 1996. The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate notes payable. The counterparties to these contracts are high credit quality commercial banks. Consequently, credit risk, which is inherent in all swaps, has been minimized to a large extent. Interest expense is adjusted for the differential to be paid or received as interest rates change. The effect of such adjustments on interest expense was not significant during 1996.

      MANAGEMENT'S
F-2   DISCUSSION AND ANALYSIS

      ------------------------------------------

1995 COMPARED TO 1994

     Net sales for 1995 increased 6.8% from $370,132,000 to $395,470,000. This increase was attributable to a 3.1% comparable-store increase, a 14.4% increase in sales from stores expanded in the last year and seven new stores.

     Gross profit as a percent of net sales was 47.2% for 1995 as compared with 47.4% in 1994. This slight erosion is attributable to the Company's presence in several highly competitive markets. The LIFO charge also increased in 1995 impacting the gross profit margin negatively by 0.2% versus 0.1% in 1994.

     Selling, general and administrative expenses as a percent of sales increased to 42.4% in 1995 compared to 41.7% in 1994. This increase was the result of several factors including higher depreciation costs associated with new and expanded stores. Additionally, five of the new seven retail locations in 1995 were open on average less than two months. This short period does not provide the time necessary to reach a sales level to adequately cover the stores' higher initial operating costs. Also included in selling, general and administrative expenses are the planned store-opening costs, which are expensed as incurred, of approximately $656,000. These expenses were only approximately $25,000 in 1994 as new store openings were at a very low level.

     Credit service charges declined to 3.1% of net sales in 1995 from 3.2% in 1994 as customer financing at lower promotional rates continued at a rate comparable to the prior year. Free-interest promotions for specified periods up to one year were available on a periodic basis to stimulate sales and meet competition.

     A provision for doubtful accounts of 0.7% and 0.8% of net sales was made in 1995 and 1994, respectively. The Company's accounts receivable growth continued to reflect the level of credit versus cash sales of approximately 80% in 1995 and 1994.

     Interest expense increased 0.5% as a percent of net sales due to an increase of 30.1% in average debt levels to support increased capital expenditures. The Company's effective interest rate increased 53 basis points reflecting the higher rates associated with the long-term debt incurred during 1995. The effect of adjustments to interest expense for the differential arising from the Company's interest rate swap agreements was not significant during 1995.

     Other income in 1995 of $2,124,000 consists primarily of a $1,189,000 gain from the tornado destruction of a retail location and $932,000 in gains from the sale of certain real estate.

LIQUIDITY AND SOURCES OF CAPITAL

     The Company has used internally generated funds and bank borrowings to finance its continuing operations and growth. Net cash used in operating activities was $3.1 million in 1996, $1.4 million in 1995 and $1.9 million in 1994. The Company carries its own customer accounts receivable and, thus, increasing credit sales offset other positive cash flows from operations. Accounts receivable increased $32.4 million in 1996, $15.3 million in 1995 and $25.5 million in 1994.

     The ratio of current assets to current liabilities was 2.3 at the end of 1996, compared to 2.6 and 2.5 at the end of 1995 and 1994, respectively. The increase in current assets continues to be attributable to higher accounts receivable and to a lesser extent in 1996, inventory levels. Inventory levels were 5% higher in 1996 as the Company added 7.1% more retail square footage during the year.

     Investing activities used $14.5 million of cash in 1996 compared to $42.5 million in 1995 and $24.6 million in 1994. During 1996, capital expenditures of $16.5 million include the completion and construction of three new stores and the remodeling and/or expansion of four stores. Expenditures were also made for projects which will be completed in 1997.

     Financing activities provided $15.9 million of cash during 1996 primarily from $15.0 million in unsecured term notes maturing in 2008 and $12.1 million in short-term borrowings, reduced by debt repayments and dividends.

     The Company has arrangements with eight banks under line-of-credit agreements to borrow up to $119 million. At December 31, 1996, of this amount, $84 million were committed lines ($22.5 million unused) and $35 million were uncommitted lines ($16.0 million unused). Borrowings accrue interest at competitive money-market rates and all lines are reviewed annually for renewal.

     In addition to cash flow from operations, the Company uses bank lines of credit on an interim basis to finance capital expenditures and repay long-term debt. Longer-term transactions such as private placements of senior notes, sale/leasebacks and mortgage financings are used periodically to reduce short-term borrowings and manage interest-rate risk. The Company pursues a diversified approach to its financing requirements and balances its overall capital structure with fixed-rate or capped-rate debt as determined by the interest rate environment (75% of total debt was interest-rate protected at December 31, 1996). The Company's average effective interest rates on all borrowings (excluding

                                                  MANAGEMENT'S
                                                  DISCUSSION AND ANALYSIS    F-3

                                                  ------------------------------

capital leases) were 7.1%, 7.2% and 7.3% in 1996, 1995 and 1994 respectively.

     Capital expenditures are presently expected to include for 1997 the completion of one new store and the remodeling and/or expansion of 5 locations. The preliminary estimate of capital expenditures for real estate in 1997 is approximately $10.0 million. In addition, the Company has committed to lease 8 stores and a distribution center under operating lease agreements with initial five-year and three-year terms. Minimum commitments, including residual values, for such properties to be leased aggregate $46.0 million. Funds available from operations, bank lines of credit and other possible financing transactions are expected to be adequate to finance the Company's planned expenditures.

SEASONALITY

     Although the Company does not consider its business to be seasonal, sales are somewhat higher in the second half of the year, particularly in the fourth quarter.

      REPORT OF
F-4   INDEPENDENT AUDITORS

      ------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Haverty Furniture Companies, Inc.

     We have audited the accompanying consolidated balance sheets of Haverty Furniture Companies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Haverty Furniture Companies, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 31, 1997

                                                  CONSOLIDATED
                                                  BALANCE SHEETS             F-5

                                                  ------------------------------

               HAVERTY FURNITURE COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  December 31
                                                              -------------------
                       (In thousands)                           1996       1995
---------------------------------------------------------------------------------
ASSETS
Current assets:
Cash and cash equivalents                                     $    414   $  2,146
Accounts receivable (Note 2)                                   200,909    172,877
Inventories (Note 3)                                            77,385     73,597
Other current assets                                             4,422      5,852
Deferred income taxes (Note 8)                                      --      2,938
                                                              -------------------
Total current assets                                           283,130    257,410
                                                              -------------------
Property and equipment (Notes 4 and 7)                         114,350    112,405
Other assets                                                     2,395      1,963
                                                              -------------------
TOTAL ASSETS                                                  $399,875   $371,778
=================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable to banks (Note 5)                               $ 80,500   $ 53,400
Accounts payable and accrued expenses (Note 6)                  35,412     35,988
Income taxes (Note 8)                                            1,103        112
Deferred income taxes (Note 8)                                     519         --
Current portion of long-term debt and capital lease
  obligations (Notes 7 and 12)                                   7,906      7,973
                                                              -------------------
Total current liabilities                                      125,440     97,473
                                                              --------   --------
Long-term debt and capital lease obligations, less current
  portion (Notes 7 and 12)                                     120,434    129,233
Deferred income taxes (Note 8)                                     826      1,786
Other liabilities                                                2,259      2,331
                                                              --------   --------
Commitments (Note 12)
Stockholders' equity (Notes 9 and 11):
Capital Stock, par value $1 per share -- Preferred Stock,
  authorized -- 1,000 shares;
  Issued: None
Common Stock, authorized -- 15,000 shares; Issued:
  1996 -- 9,306 shares; 1995 -- 9,155 shares (including
  shares in treasury: 1996 and 1995 -- 494 and 499,
  respectively)                                                  9,306      9,155
Convertible Class A Common Stock, authorized -- 5,000
  shares; Issued: 1996 -- 3,192 shares; 1995 -- 3,217
  (including shares in treasury: 1996 and 1995 -- 249)           3,192      3,217
Additional paid-in capital                                      33,556     32,494
Retained earnings                                              110,405    101,666
                                                              -------------------
                                                               156,459    146,532
Less cost of Common Stock and Convertible
  Class A Common Stock in treasury                               5,543      5,577
                                                              -------------------
Total stockholders' equity                                     150,916    140,955
                                                              -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $399,875   $371,778
=================================================================================

See accompanying notes to consolidated financial statements.

      CONSOLIDATED
F-6   STATEMENTS OF INCOME

      ------------------------------------------

               HAVERTY FURNITURE COMPANIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 Years ended December 31,
                                                              ------------------------------
(In thousands, except per share data)                           1996       1995       1994
--------------------------------------------------------------------------------------------
Net sales                                                     $456,860   $395,470   $370,132
Cost of goods sold                                             239,976    209,000    194,688
                                                              ------------------------------
Gross profit                                                   216,884    186,470    175,444
Credit service charges                                          13,390     12,376     11,664
                                                              ------------------------------
                                                               230,274    198,846    187,108
Costs and expenses:
  Selling, general and administrative                          192,445    167,514    154,491
  Interest                                                      14,463     11,158      8,470
  Provision for doubtful accounts                                4,416      2,854      2,773
                                                              ------------------------------
                                                               211,324    181,526    165,734
                                                              ------------------------------
                                                                18,950     17,320     21,374
Other income (expense), net                                        182      2,124     (1,095)
                                                              ------------------------------
Income before income taxes                                      19,132     19,444     20,279
Income taxes (Note 8)                                            6,885      7,261      7,741
                                                              ------------------------------
Net income                                                    $ 12,247   $ 12,183   $ 12,538
============================================================================================
Average number of common and common equivalent shares
  outstanding                                                   11,694     11,555     11,425
============================================================================================
Earnings per share                                            $   1.05   $   1.05   $   1.10
============================================================================================

See accompanying notes to consolidated financial statements.

                                                  CONSOLIDATED STATEMENTS
                                                  OF STOCKHOLDERS' EQUITY    F-7

                                                  ------------------------------

               HAVERTY FURNITURE COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    Class A
                                          Common    Common
                                           Stock     Stock    Additional
                                          ($1 Par   ($1 Par    Paid-in     Retained    Treasury
(In thousands, except per share data)     Value)    Value)     Capital     Earnings     Stock      Total
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1993               $8,765    $3,354    $30,443     $ 83,433    $(5,577)   $120,418
  Net income                                  --        --          --       12,538         --      12,538
  Cash dividends on common stock:
     Amount                                   --        --          --       (3,082)        --      (3,082)
     Per share:
       Common -- $.275
       Class A Common -- $.255
  Conversion of Class A Common Stock           80       (80)        --           --         --          --
  Stock option transactions, net               84        40      1,057           --         --       1,181
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                8,929     3,314     31,500       92,889     (5,577)    131,055
  Net income                                  --        --          --       12,183         --      12,183
  Cash dividends on common stock:
     Amount                                   --        --          --       (3,406)        --      (3,406)
     Per share:
       Common -- $.30
       Class A Common -- $.28
  Conversion of Class A Common Stock          100      (100)        --           --         --          --
  Stock option transactions, net              126         3        994           --         --       1,123
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                9,155     3,217     32,494      101,666     (5,577)    140,955
  Net income                                                    12,247                  12,247
  Cash dividends on common stock:
     Amount                                                     (3,508)                 (3,508)
     Per share:
       Common -- $.3050
       Class A Common -- $.2850
  Conversion of Class A Common Stock           49       (49)                                            --
  Stock option transactions, net              102        24      1,062                               1,188
  Treasury stock issued                                                                     34          34
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1996               $9,306    $3,192    $33,556     $110,405    $(5,543)   $150,916
==========================================================================================================

See accompanying notes to consolidated financial statements.

      CONSOLIDATED STATEMENTS
F-8   OF CASH FLOWS

      ------------------------------------------

               HAVERTY FURNITURE COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Years ended December 31
                                                              ------------------------------
                       (In thousands)                           1996       1995       1994
--------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                    $ 12,247   $ 12,183   $ 12,538
Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation and amortization                                 12,644     10,634      8,602
  Provision for doubtful accounts                                4,416      2,854      2,773
  Reduction of cost to market value of property held for
     sale                                                           --        140      1,100
  Deferred income taxes                                          2,497        897       (698)
  (Gain) loss on sale or involuntary conversion of property
     and equipment                                                (510)    (2,121)        86
                                                              ------------------------------
          Subtotal                                              31,294     24,587     24,401
Changes in operating assets and liabilities:
  Accounts receivable                                          (32,448)   (15,326)   (25,548)
  Inventories                                                   (3,788)    (9,472)    (9,843)
  Other current assets                                           1,430     (1,161)        24
  Accounts payable and accrued expenses                           (576)     3,179      5,747
  Income taxes                                                     991     (3,220)     3,332
                                                              ------------------------------
Net cash used in operating activities                           (3,097)    (1,413)    (1,887)
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchases of property and equipment                            (16,463)   (44,896)   (24,387)
Proceeds from sale of property and equipment                     2,384      2,407        128
Other investing activities                                        (432)    (2,893)      (329)
Insurance proceeds                                                  --      2,922         --
                                                              ------------------------------
Net cash used in investing activities                          (14,511)   (42,460)   (24,588)
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in short-term borrowings                           12,100      4,200     37,300
Proceeds from issuance of long-term debt                        15,000     50,044        925
Payment of long-term debt and capital lease obligations         (8,866)    (7,960)    (8,479)
Exercise of stock options                                        1,188      1,123      1,181
Dividends paid                                                  (3,508)    (3,406)    (3,082)
Other financing activities                                         (38)        93        (59)
                                                              ------------------------------
Net cash provided by financing activities                       15,876     44,094     27,786
--------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              $ (1,732)  $    221   $  1,311
--------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                $  2,146   $  1,925   $    614
--------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $    414   $  2,146   $  1,925
============================================================================================

See accompanying notes to consolidated financial statements.

                                                  NOTES TO CONSOLIDATED
                                                  FINANCIAL STATEMENTS       F-9

                                                  ------------------------------

HAVERTY FURNITURE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The Company is a full-service home furnishings retailer with 95 showrooms in 12 states, selling a broad line of middle to high-end furniture. The middle to upper-middle income households are the Company's predominant target market.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term of the related asset. Investments in property under capital leases are amortized over the related lease term.

CASH EQUIVALENTS

     The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates fair market value.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, accounts receivable, accounts payable and long-term debt. The carrying value of cash, accounts receivable and accounts payable approximates fair market value; the carrying amount of long-term debt approximates fair market value based on current interest rates. The fair value of interest rate swap agreements is based on the estimated amount the Company would pay to terminate the agreements at the reporting date, taking into account current interest rates and the credit worthiness of the swap counterparties.

INTEREST RATE SWAP AGREEMENTS

     These agreements involve the receipt of fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The fair values of the swap agreements are not recognized in the financial statements.

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. The Company incurred approximately $33,100,000, $28,000,000 and $26,800,000 in advertising costs during 1996, 1995 and 1994, respectively.

STOCK BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options and adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (FAS 123). The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant and, accordingly, recognizes no compensation expense for the stock option grants.

EARNINGS PER SHARE

     Earnings per share are computed based on the weighted average number of common shares plus significant dilutive common stock equivalents related to stock options.

2.  ACCOUNTS RECEIVABLE

     Credit sales under Company credit programs were, as a percent of sales, approximately 77% in 1996 and 80% in 1995 and 1994. Accounts receivable are shown net of the allowance for doubtful accounts of $7,105,000 at December 31, 1996 and 1995. Accounts receivable terms vary as to payment terms (30 days to four years) and interest rates (0% to 21%) and are

      NOTES TO CONSOLIDATED
F-10  FINANCIAL STATEMENTS

      ------------------------------------------

generally collateralized by the merchandise sold. Accounts receivable balances due after one year at December 31, 1996 and 1995 were approximately $96,040,000 and $57,194,000, respectively, and have been included in current assets in accordance with trade practice.

     The Company believes that the carrying value of existing customer receivables is the best estimate of fair value because of their short average maturity and estimated bad debt losses have been reserved. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's account base and their dispersion across twelve states.

3.  INVENTORIES

     Inventories are measured using the last-in, first-out (LIFO) method of inventory valuation because it results in a better matching of costs and revenues. The excess of current cost over such carrying value of inventories was approximately $14,020,000 and $13,416,000 at December 31, 1996 and 1995,
respectively. A number of the Company's competitors use the first-in, first-out
(FIFO) basis of inventory valuation which approximates current costs. The use of the LIFO valuation method as compared to the FIFO method had the effect of decreasing net income by $.03, $.04 and $.02 per share for the years ended 1996, 1995 and 1994, respectively, had the Company's effective tax rate been applied to changes in income resulting therefrom, and had no other assumptions been made as to changes in income.

4.  PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows (in thousands):

                                 1996       1995
--------------------------------------------------
Land                           $ 22,366   $ 22,480
Buildings and improvements       92,123     79,020
Equipment                        54,514     48,722
Capital leases                    8,276      9,989
Construction in progress          1,512      7,940
                               -------------------
                                178,791    168,151
Less accumulated depreciation   (58,777)   (49,193)
Less accumulated capital
  lease amortization             (5,664)    (6,553)
                               -------------------
Property and equipment, net    $114,350   $112,405
==================================================

     Interest cost capitalized amounted to $158,000 in 1996, $1,209,000 in 1995, and $85,000 in 1994.

5.  CREDIT ARRANGEMENTS

     Under short-term line-of-credit arrangements with banks, the Company may borrow up to $119,000,000 upon such terms as the Company and the banks mutually agree. These arrangements are reviewed annually for renewal. Of such line of credit arrangements, committed lines of credit totaled $84,000,000 with customary fees payable on the unused portion ($22,500,000 unused at December 31, 1996). No fees or compensating balances are required for the remaining $35,000,000 uncommitted lines of credit ($16,000,000 unused at December 31, 1996).

     The weighted average stated interest rate for these borrowings outstanding at December 31, 1996 and 1995 was 5.9% and 6.1%, respectively.

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The components of accounts payable and accrued expenses are as follows (in thousands):

                                  1996      1995
--------------------------------------------------
Accounts payable, trade          $12,376   $13,313
Accrued compensation               7,520     7,144
Taxes other than income taxes      5,459     6,547
Other                             10,057     8,984
                                 -----------------
                                 $35,412   $35,988
                                 =================

7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations are summarized as follows (in thousands):

                                 1996       1995
                               -------------------
Unsecured term note (a)        $ 30,000   $ 30,000
7.95% unsecured note payable
  (b)                            15,000         --
7.44% unsecured note payable
  (c)                            15,000     15,000
7.16% unsecured note payable
  (d)                            30,000     30,000
10.1% unsecured note payable
  (e)                            17,500     22,500
Secured debt (f)                 17,165     19,678
6.3% to 10.5% capital lease
  obligations, due through
  2016                            3,675      5,028
Unsecured notes (g)                  --     15,000
                               -------------------
                                128,340    137,206
Less portion classified as
  current                         7,906      7,973
                               -------------------
                               $120,434   $129,233
                               ===================

---------------

(a) The term note is payable in quarterly installments initially of $250,000 commencing in February 1998 and then $1,000,000 commencing in February 2000. The note matures in November 2006 and interest is payable quarterly. The note has a floating rate of interest at LIBOR plus 0.7%.

                                                  NOTES TO CONSOLIDATED
                                                  FINANCIAL STATEMENTS     F-11

                                                  ------------------------------

(b) The note is payable in semi-annual installments initially of $500,000 commencing in February 2000 and then $2,000,000 commencing in February 2007. The note matures in August 2008 and interest is payable quarterly.

(c) The note is payable in semi-annual installments of $1,250,000 commencing in January 2003 and matures in October 2008. Interest is payable quarterly.

(d) The note is payable in semi-annual principal payments of $2,143,000 commencing in October 2000 and matures in April 2007. Interest is payable quarterly.

(e) The note is payable in semi-annual installments of $2,500,000 plus interest payable quarterly and matures in April 2000.

(f) Secured debt is comprised of various first mortgage notes and first deeds of trust including some with fixed rates of interest ranging from 5.7% to 7.9% and some with floating rates of interest ranging from LIBOR plus 0.5% (note rate of 6.09% at December 31, 1996) to 70% of prime rate due through 2007. The Company may prepay the floating-rate notes at any time without penalty. Property and equipment with a net book value at December 31, 1996 of $29,878,000 is pledged as collateral on secured debt.

(g) The Company canceled in October 1996 a revolving credit/term loan agreement with a commercial bank providing for borrowings of $15,000,000 revolving through 1998. If utilized, this facility would replace a $15,000,000 short-term committed line. Under the terms of this agreement, the Company had the option to refinance short-term notes and, accordingly, $15,000,000 was classified as long-term debt at December 31, 1995.

        The Company's debt agreements require, among other things, that the
Company: (a) meet certain working capital requirements; (b) limit the type and amount of indebtedness incurred; (c) limit the operating lease rentals; and (d) grant certain lenders identical security for any liens placed upon the Company's assets, other than those liens specifically permitted in the loan agreements. The Company is in compliance with these covenants at December 31, 1996.


     The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its bank line-of-credit arrangements and floating-rate notes payable. At December 31, 1996, the Company had six outstanding interest rate swap agreements, having notional amounts aggregating $75,598,000. Two of the agreements effectively fix the average interest rate on the Company's $30 million floating-rate note at 8.2% through 2006. The remaining agreements are at rates ranging from 5.29% to 5.95% maturing in 1998, 2000 and 2002. Under the terms of the agreements, the Company makes payments at fixed rates and receives payments at variable rates which are based on LIBOR adjusted quarterly. The Company had net unrealized losses relating to such instruments of $929,000 and $3,400,000 at December 31, 1996 and 1995, respectively.

     The aggregate maturities of long-term debt and capital lease obligations during the five years subsequent to December 31, 1996 are as follows:
1997-$7,906,000; 1998-$8,945,000; 1999-$9,711,000; 2000-$12,091,000;
2001-$11,259,000.

     Cash payments for interest were approximately $14,594,000, $11,754,000, and $8,543,000 in 1996, 1995 and 1994, respectively.

8.  INCOME TAXES

     Income tax expense (benefit) consists of the following (in thousands):

                            1996     1995     1994
                           ------------------------
Current:
  Federal                  $4,244   $5,653   $7,269
  State                       144      711    1,170
                           ------------------------
                            4,388    6,364    8,439
Deferred:
  Federal                   2,423      787     (607)
  State                        74      110      (91)
                           ------------------------
                            2,497      897     (698)
                           ------------------------
                           $6,885   $7,261   $7,741
                           ========================

     Income tax expense differs from the amount computed by applying the statutory Federal income tax rate. The differences are summarized as follows (in thousands):

                            1996     1995     1994
                           ------------------------
Statutory rates applied
  to income before income
  taxes                    $6,696   $6,805   $7,097
State income taxes, net
  of federal tax benefit       94      462      761
Other                          95       (6)    (117)
                           ------------------------
                           $6,885   $7,261   $7,741
                           ========================

      NOTES TO CONSOLIDATED
F-12  FINANCIAL STATEMENTS

      ------------------------------------------

     Deferred tax assets and liabilities as of December 31, 1996 and 1995 were as follows (in thousands):

                                   1996      1995
--------------------------------------------------
Deferred tax assets:
  Retirement and compensation
     obligations                  $ 1,045   $1,142
  Retrospective and
     self-insurance accruals          565      568
  Capitalized leases                  412      448
  Inventory related                   284       82
  Accounts receivable related          --    1,039
  Other                               226      243
                                  ----------------
Total deferred tax assets           2,532    3,522
Deferred tax liabilities:
  Net property and equipment        1,836    2,246
  Accounts receivable related       2,041       --
  Other                                --      124
                                  ----------------
Total deferred tax liabilities      3,877    2,370
                                  ----------------
Net deferred tax (liabilities)
  assets                          $(1,345)  $1,152
==================================================

     The Company made income tax payments of $4,976,000, $9,403,000 and $5,107,000 in 1996, 1995 and 1994, respectively.

9.  STOCKHOLDERS' EQUITY

     Common Stock has a preferential dividend rate, while Class A Common Stock has greater voting rights (including the ability to elect a majority of the Board of Directors). Class A Common Stock is convertible at the holder's option at any time into Common Stock on a 1-for-1 basis; Common Stock is not convertible into Class A Common Stock. There is no present plan for issuance of Preferred Stock.

10.  BENEFIT PLANS

     The Company has a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and the employee's final average compensation. The Company's funding policy is to contribute annually an amount which is within the range of the minimum required contribution and the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at December 31 (in thousands):

                                  1996      1995
--------------------------------------------------
Actuarial present value of
  projected benefit
  obligations:
  Accumulated benefit
     obligations, including
     vested benefits of $19,937
     in 1996 and $19,217 in
     1995                        $20,886   $20,143
  Increase for projected salary
     increases                     7,095     6,690
                                 -----------------
  Projected benefit obligations
     for service rendered to
     date                         27,981    26,833
  Plan assets at fair value       27,517    22,421
                                 -----------------
  Plan assets less than
     projected benefit
     obligations                    (464)   (4,412)
  Unrecognized net (gain) loss
     from past experience
     different from that
     assumed and effects of
     changes in assumptions         (349)    2,488
  Unrecognized prior service
     cost                            991     1,005
  Unrecognized net asset            (746)     (948)
                                 -----------------
  Accrued pension expense
     included in the balance
     sheet                       $  (568)  $(1,867)
                                 =================

     Net pension cost included the following components (in thousands):

                         1996      1995      1994
---------------------------------------------------
Service cost-benefits
  earned during the
  period..............  $ 1,599   $ 1,041   $ 1,130
Interest cost on
  projected benefit
  obligations.........    1,972     1,903     1,676
Actual (return) loss
  on plan assets......   (3,628)   (4,293)    1,292
Net amortization and
  deferral............    1,667     2,599    (3,173)
                        ---------------------------
Net pension cost......  $ 1,610   $ 1,250   $   925
                        ===========================

     The weighted-average discount rates used in determining the actuarial present value of benefit obligations were 7.75% and 7.50% at December 31, 1996 and 1995, respectively. The annual rate of increase for future compensation was 6.0% for 1996 and 1995. The expected long-term rate of return on plan assets was 8.5% for 1996, 1995, and 1994.

     The plan's assets consist primarily of U.S. Government securities and listed stocks and bonds. Included in the plan assets at December 31, 1996 were 34,000 shares of the Company's Common Stock and 143,000 shares

                                                  NOTES TO CONSOLIDATED
                                                  FINANCIAL STATEMENTS     F-13

                                                  ------------------------------

of the Company's Class A Common Stock with an aggregate fair value of $2,037,000.

     The Company has a non-qualified, non-contributory Supplemental Executive Retirement Plan (SERP) which covers five retired executive officers. The plan provides annual supplemental retirement benefits to the executives amounting to 55% of final average earnings less benefits payable from the Company's defined benefit pension plan and Social Security benefits. The Company also has a non-qualified, non-contributory SERP for employees whose retirement benefits are reduced due to their annual compensation levels. The total amount of annual retirement benefits that may be paid to an eligible participant in the Plan from all sources (Retirement Plan, Social Security and the SERP) may not exceed $125,000. Under the plans, which are not funded, the Company pays benefits directly to covered participants beginning at their retirement. At December 31, 1996, the projected benefit obligation for these plans totaled $2,611,000, of which $1,658,000 is included in the accompanying balance sheet. Pension expense recorded under the SERPs amounted to $307,000, $204,000 and $246,000 for 1996, 1995 and 1994, respectively.

     The Company has an employee savings/retirement (401k) plan to which substantially all employees may contribute. The Company matches employee contributions to the extent of 50% of the first 2% of earnings and 25% of the next 4% contributed by participants. The Company expensed approximately $811,000 in 1996, $801,000 in 1995 and $744,000 in 1994 in matching employer contributions to this plan.

     The Company offers no postretirement benefits other than pensions and no significant postemployment benefits.

11.  STOCK OPTION PLANS

     The Stock Option Committee of the Board of Directors serves as Administrator for the Company's incentive and non-qualified stock option plans. Options are granted by the Committee under both stock plans to officers and non-officer employees. In accordance with certain provisions of the non-qualified plan, options granted to non-employee directors of the Company are automatic annual grants on a pre-determined date to purchase a specific number of shares at the fair market value of the shares on such date. As of December 31, 1996, the maximum number of options which may be granted under incentive and non-qualified stock option plans were 848 and 208,000, respectively.

     The table below summarizes options activity for the past three years under the Company's stock option plans.

                                                       Incentive Stock                Non-Qualified
                                                        Option Plans                Stock Option Plans
                                                     -------------------            ------------------
                                                      Option     Average            Option     Average
                                                      Shares      Price             Shares      Price
------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1993                      336,845    $10.55             219,500    $ 8.74
  Granted                                             287,500     14.17              88,000     15.29
  Exercised                                           (68,447)     8.67             (39,000)     6.99
  Canceled or expired                                 (24,698)    12.06              (7,000)     8.45
                                                     -------------------------------------------------
  Outstanding at December 31, 1994                    531,200     12.68             261,500     11.22
  Granted                                             324,750     12.33              89,000     12.65
  Exercised                                           (24,200)     6.46             (76,000)    10.75
  Canceled or expired                                (137,500)    14.13             (13,000)     5.15
                                                     -------------------------------------------------
Outstanding at December 31, 1995                      694,250     12.45             261,500     12.14
  Granted                                             429,854     10.75             149,000     10.83
  Exercised                                           (14,754)     6.88             (51,000)     6.36
  Canceled or expired                                (380,604)    12.34              (7,800)    12.03
                                                     -------------------------------------------------
Outstanding at December 31, 1996                      728,746    $11.61             351,700    $12.36
Exercisable at end of year                            481,641    $11.30             316,700    $12.36

      NOTES TO CONSOLIDATED
F-14  FINANCIAL STATEMENTS

      ------------------------------------------

     All of the options outstanding at December 31, 1996 were for Common Stock. Exercise prices for options outstanding as of December 31, 1996 ranged from $5.75 to $17.12. The weighted-average remaining contractual life of those options is three years.

     In addition, the Company had shares available for future purchases under the Employee Stock Purchase Plan at December 31, 1996. This plan, approved by the stockholders in 1992, promotes broad-based employee ownership and provides employees a convenient way to acquire company stock. The Plan is a qualified plan under Section 423 of the Internal Revenue Code and meets the requirements of APB 25 as a noncompensatory plan. The Plan enables the Company to grant options to purchase up to 750,000 shares of common stock, of which 252,058 shares have been exercised from inception of the plan, at a price equal to the lesser of (a) 85% of the stock's fair market value at the date of grant, or (b) 85% of the stock's fair market value at the exercise date.

     Shares purchased may not exceed 10% of the employee's annual compensation, as defined, or $25,000 of common stock at its fair market value (determined at the time such option is granted) for any one calendar year. Employees pay for the shares ratably over a period of six months (the purchase period) through payroll deductions or lump sum payments, and cannot exercise their option to purchase any of the shares until the conclusion of the purchase period. In the event an employee elects not to exercise such options, the full amount withheld is refundable. During 1996, options for 64,276 shares were exercised at an average price of $10.39 per share. At December 31, 1996, 70,223 options were outstanding at an option price of $9.03 per share.

     The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rate of 6%; dividend yield of 2.7%; volatility factors of the expected market price of the Company's common stock of 36.7% and 41.4%; and a weighted average expected life of the options of 2.8 years, excepting for those issued under the Employee Stock Purchase Plan which is 6 months. The weighted-average fair value of options granted under the Company's stock option plans was $2.05 and $3.60 for the years 1996 and 1995, respectively. The weighted-average fair value of options granted under the Employee Stock Purchase Plan was $2.90 and $2.60 for the years 1996 and 1995, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                  1996      1995
--------------------------------------------------
Net income
  As reported                    $12,247   $12,183
  Pro forma                       10,850    11,216
Earnings per share
  As reported                       1.05      1.05
  Pro forma                          .93       .97
--------------------------------------------------

     The pro forma disclosures above are not likely to be representative of the effects on net income and earnings per share in future years because of the variability in the number of options granted and the amortization to expense over the options' vesting period.

12.  COMMITMENTS

     The Company leases certain property and equipment. Initial lease terms range from 5 years to 30 years and certain leases contain renewal options ranging from 1 to 25 years or provide for options to purchase the related property at fair market value or at predetermined purchase prices which do not represent bargain purchase options. The leases generally require the Company to pay all maintenance, property taxes and insurance costs.

                                                  NOTES TO CONSOLIDATED
                                                  FINANCIAL STATEMENTS      F-15

                                                  ------------------------------

     At December 31, 1996 aggregate future minimum payments under capital leases and non-cancelable operating leases with initial or remaining terms in excess of one year consisted of the following (in thousands):

                                Capital   Operating
                                Leases     Leases
                                -------   ---------
1997                            $  865     $10,650
1998                               856      10,423
1999                               652       9,929
2000                               491       9,262
2001                               353       8,423
Subsequent to 2001               2,523      49,782
Less total minimum sublease
  rentals                                   (3,078)
                                           -------
Net minimum lease payments                 $95,391
                                ------     =======
Total minimum lease amounts      5,740
Amounts representing interest   (2,065)
                                ------
Present value of future
  minimum lease payments        $3,675
                                ======

     Rental expense applicable to operating leases consisted of the following (in thousands):

                         1996      1995      1994
                        -------   -------   -------
Property
  Minimum               $11,102   $10,343   $ 9,477
  Additional rentals
     based on sales         550       560       689
  Sublease income        (1,025)     (952)     (858)
                        ---------------------------
                         10,627     9,951     9,308
Equipment                 3,209     2,360     1,584
                        ---------------------------
                        $13,836   $12,311   $10,892
                        ===========================

     The Company has committed to lease certain properties beginning in 1997 under operating lease agreements with unaffiliated groups. These groups have committed to make available remaining amounts of $19 million for the development of properties to be leased by the Company. The agreements have initial five-year and three-year terms. Minimum commitments, including guaranteed residuals, for such properties to be leased aggregate $46.0 million.

13.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1996 and 1995:

                                                            1996 Quarter Ended
                                      ---------------------------------------------------------------
                                      March 31        June 30         September 30        December 31
                                      --------        --------        ------------        -----------
                                                   (In thousands, except per share data)
Net sales                             $110,750        $103,341          $117,079           $125,690
Gross profit                           52,660           49,062            55,619             59,543
Credit service charges                  3,295            3,150             3,403              3,542
Income before income taxes              4,001            1,405             5,630              8,096
Net income                              2,521              885             3,660              5,181
Earnings per share                        .22              .08               .31                .44

                                                             1995 Quarter Ended
                                       --------------------------------------------------------------
                                       March 31        June 30        September 30        December 31
                                       --------        -------        ------------        -----------
                                                   (In thousands, except per share data)
Net sales                              $94,383         $88,678          $100,970           $111,439
Gross profit                            44,468          41,668            47,663             52,671
Credit service charges                   3,063           3,021             3,014              3,278
Income before income taxes               4,402           3,382             4,994              6,666
Net income                               2,729           2,097             3,095              4,262
Earnings per share                         .24             .18               .27                .37

      SELECTED
F-16  FINANCIAL DATA

      ------------------------------------------

SELECTED 5-YEAR FINANCIAL DATA

(In thousands, except per share data)               1996       1995       1994       1993       1992
------------------------------------------------------------------------------------------------------
Net Sales                                         $456,860   $395,470   $370,132   $322,859   $282,022
Net Income                                          12,247     12,183     12,538      9,716      4,532
======================================================================================================
Cash Dividends--
  Amount                                             3,508      3,406      3,082      2,772      2,120
  Per Share:
     Common Stock                                    .3050      .3000      .2750      .2650      .2550
     Class A Common Stock .                          .2850      .2800      .2550      .2490      .2417
======================================================================================================
Total Assets                                       399,875    371,778    315,103    264,353    229,184
======================================================================================================
Property and Equipment, Net                        114,350    112,405     80,198     67,439     61,296
Capital Expenditures                                16,493     44,896     24,387     13,721      9,701
Depreciation/Amortization Expense                   12,644     10,634      8,602      6,875      6,069
======================================================================================================
Long Term Debt and Capital Lease Obligations       128,340    137,206     95,122    102,676     87,918
Interest Expense                                    14,463     11,158      8,470      7,240      7,518
======================================================================================================
Book Value Per Share                                 12.84      12.13      11.40      10.59       9.77
Earnings Per Share                                    1.05       1.05       1.10        .91        .53

MARKET PRICES AND DIVIDEND INFORMATION

     The Company's two classes of common stock are quoted on The Nasdaq Stock Market (National Market). The trading symbol for the Common Stock is HAVT and for Class A Common Stock is HAVTA. Based on the number of individual participants represented by security position listings, there are approximately 4,100 holders of the Common Stock and 450 holders of the Class A Common Stock. High and low sales prices reported by The Nasdaq National Market and dividends for the last two years were (in dollars):

                               1996
-------------------------------------------------------------------
                      Common Stock           Class A Common Stock
                ------------------------   ------------------------
                                Dividend                   Dividend
Quarter Ended   High     Low    Declared   High     Low    Declared
-------------------------------------------------------------------
March 31         14 5/8  12       .075      14      12 1/4   .070
June 30          14 1/4   9 1/2   .075      14      10       .070
September 30     11 1/2   9 1/4   .075      11 1/2   9 3/8   .070
December 31      14 1/8  10 5/8   .080      14      10 1/4   .075

                               1995
-------------------------------------------------------------------
                      Common Stock           Class A Common Stock
                ------------------------   ------------------------
                                Dividend                   Dividend
Quarter Ended   High     Low    Declared   High     Low    Declared
-------------------------------------------------------------------
March 31         13 1/4  10 3/8   .075      13 1/2  10 1/2   .070
June 30          13       9 5/8   .075      12 3/4   9 1/2   .070
September 30     13 7/8   9 3/4   .075      12 1/2  10 3/4   .070
December 31      15      13       .075      14 3/4  13 1/2   .070

                                                                      APPENDIX B

         THIS PROXY TO BE VOTED ONLY BY HOLDERS OF CLASS A COMMON STOCK


                    PROXY - SOLICITED BY BOARD OF DIRECTORS
                       HAVERTY FURNITURE COMPANIES, INC.
                      1997 ANNUAL MEETING OF STOCKHOLDERS


The undersigned stockholder(s) in HAVERTY FURNITURE COMPANIES, INC., hereby appoints and constitutes CHRISTINE M. JONES, JENNY H. PARKER, MICHAEL J. BARBERA and LAWRENCE W. BLOOM, or any one of them, but if more than one present, a majority of them present, to act as lawful attorney and proxy of the undersigned, with the power of substitution for and in the name, place and stead of the undersigned, to vote at the annual meeting of stockholders of the Company to be held on April 25, 1997, at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland 21202, at 11:00 A.M., or any adjournment thereof, for the following purposes and upon any other matters that may come before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies:

         1.  To elect nine directors of the Company for terms of one year, and until their successors are elected and qualified:

         [ ] FOR all nominees listed (except as marked to the contrary)    [ ] WITHHOLD AUTHORITY to vote for all nominees listed

         Rawson Haverty      John E. Slater, Jr.    John Rhodes Haverty, M.D.   Clarence H. Smith            Fred J. Bates
         Lynn H. Johnston    Clarence H. Ridley     Rawson Haverty, Jr.         Frank S. McGaughey, III

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-----------------------------------------------------------------------------------------------------------------------------------

         2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

           (Continued and to be signed and dated on the reverse side)

                    PROXY - SOLICITED BY BOARD OF DIRECTORS
                           (Continued from other side)
                       1997 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.




                                    Please date and sign exactly as name(s)
                                    appears on this Proxy. When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.


                                    --------------------------------------------
                                    Signature


                                    --------------------------------------------
                                    Signature


                                    Date
                                        ----------------------------------------

                                                                      APPENDIX C

             THIS PROXY TO BE VOTED ONLY BY HOLDERS OF COMMON STOCK


                    PROXY - SOLICITED BY BOARD OF DIRECTORS
                        HAVERTY FURNITURE COMPANIES, INC.
                       1997 ANNUAL MEETING OF STOCKHOLDERS


The undersigned stockholder(s) in HAVERTY FURNITURE COMPANIES, INC., hereby appoints and constitutes CHRISTINE M. JONES, JENNY H. PARKER, MICHAEL J. BARBERA and LAWRENCE W. BLOOM, or any one of them, but if more than one present, a majority of them present, to act as lawful attorney and proxy of the undersigned, with the power of substitution for and in the name, place and stead of the undersigned, to vote at the annual meeting of stockholders of the Company to be held on April 25, 1997, at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland 21202, at 11:00 A.M., or any adjournment thereof, for the following purposes and upon any other matters that may come before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies:


         1.  To elect four directors of the Company for terms of one year, and until their successors are elected and qualified:

         [ ] FOR all nominees listed (except as marked to the contrary)    [ ] WITHHOLD AUTHORITY to vote for all nominees listed

                   William A. Parker, Jr.   Robert R. Woodson                    L. Phillip Humann     John T. Glover

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-----------------------------------------------------------------------------------------------------------------------------------

         2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

           (Continued and to be signed and dated on the reverse side)

                    PROXY - SOLICITED BY BOARD OF DIRECTORS
                           (Continued from other side)
                       1997 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.




                                    Please date and sign exactly as name(s)
                                    appears on this Proxy. When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.


                                    --------------------------------------------
                                    Signature


                                    --------------------------------------------
                                    Signature


                                    Date
                                        ----------------------------------------